EXHIBIT 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

Athersys, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	(2) (3)	(3)	(3)
	Equity	Preferred Stock, par value $0.001 per share	457(o)	(2) (3)	(3)	(3)
	Equity	Depositary Shares	457(o)	(2) (3)	(3)	(3)
	Other	Warrants	457(o)	(2) (3)	(3)	(3)
	Other	Subscription Rights	457(o)	(2) (3)	(3)	(3)
	Other	Contingent Value Rights	457(o)	(2) (3)	(3)	(3)
	Debt	Debt Securities	457(o)	(2) (3)	(3)	(3)
	Other	Purchase Contracts	457(o)	(2) (3)	(3)	(3)
	Other	Units(1)	457(o)	(2) (3)	(3)	(3)
	Unallocated (Universal) Shelf	—	457(o)	(2) (3)	(3)	$250,000,000	$92.70 per $1,000,000	$23,175
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$250,000,000		$23,175
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$23,175

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(1) Consisting of some or all of the securities listed above, in any combination.
(2) There is being registered hereunder an indeterminate (a) number of shares of common stock, (b) number of shares of preferred stock, (c) number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement, (d) number of warrants that may represent the right to purchase shares of common stock, shares of preferred stock, depositary shares, contingent value rights or debt securities, (e) number of subscription rights that may represent a right to purchase shares of common stock, shares of preferred stock, depositary shares, contingent value rights or debt securities, (f) number of contingent value rights that represent a right to potential cash payment upon the satisfaction of one or more conditions set forth in a contingent value rights agreement, (g) principal amount of debt securities, (h) number of purchase contracts and (i) number of units that will be issued under a unit agreement and will represent an interest in a combination of one or more of the securities registered hereunder. If the registrant elects to offer to the public fractional interests in shares of preferred stock, then depositary receipts will be distributed to those persons purchasing the fractional interests and the shares of preferred stock will be issued to the depositary under the deposit agreement. The securities registered also include such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the preferred stock, depositary shares, warrants or subscription rights registered hereunder or pursuant to the antidilution provisions of any such securities. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the preferred stock, depositary shares, warrants or subscription rights. In no event will the aggregate offering price of all types of securities issued by the registrant pursuant to this registration statement exceed $250,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $250,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3) The amount registered, the proposed maximum offering price per unit and the maximum aggregate offering price for each class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and are not specified as to each class of security pursuant to Instructions 2.A.ii.b. and 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure under Item 16(b) of Form S-3 under the Securities Act.